SECURITY CAPITAL ANNOUNCES SALE OF SHARES OF ARCHSTONE COMMUNITIES

CHICAGO, July 19 -- Security Capital Group Incorporated (NYSE: SCZ) today announced that it has reached an agreement with Archstone Communities Trust (NYSE: ASN) to exchange approximately 17.5 million shares of Archstone common stock for $178.7 million in cash and $221.3 million face amount of Homestead Village mortgage notes currently held by Archstone. Homestead is a subsidiary of Security Capital.

Cash proceeds from the sale will be used to reduce the balance on Security Capital's line of credit, as well as to buy back Security Capital stock under the company's third $100 million share repurchase program.

C. Ronald Blankenship, Vice Chairman and Chief Operating Officer of Security Capital, said, "The transaction supports Security Capital's objective of simplifying its structure and focusing on eliminating the significant discount to net asset value that exists in Security Capital's share price today. It also allows us to pursue possible asset optimization transactions at Homestead that we believe will maximize the value of our Homestead investment." In addition, he noted that this privately negotiated transaction is an effective, non-disruptive means for Security Capital to substantially reduce its position in Archstone while preserving value for shareholders of both companies.

The transaction, which has been unanimously approved by the Boards of both companies, is expected to close during the week of July 24, 2000, subject to lender consents under Security Capital's line of credit. After completion of the transaction, Security Capital will own approximately 29.1% of Archstone's outstanding common shares, retaining significant representation on Archstone's Board.

Security Capital Group Incorporated is an international real estate research, investment and operating management company. Security Capital operates its business through two divisions. The Capital Division provides operational and capital deployment oversight to direct and indirect investments in real estate operating companies, generating earnings principally from its ownership of these affiliates. Currently, the Capital Division has investments in 16 real estate operating companies. The Financial Services Division generates fees principally from capital management and capital markets activities. The principal offices of Security Capital and its directly owned affiliates are in Amsterdam, Atlanta, Brussels,

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Chicago, Denver, El Paso, Houston, London, Luxembourg, New York and
Santa Fe.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Security Capital operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual operating results may differ materially from what is expressed or forecasted in this press release. See "Risk Factors" in Security Capital's Annual Report on Form 10-K for factors that could affect Security Capital's future financial performance.

SOURCE:   Security Capital Group Incorporated
CONTACT: William R. (Todd) Fowler of Security Capital Group Incorporated, 800-988-4304